Exhibit 99.1

News Release
For Release January 22, 2025
9:00 A.M.

Contact:	D. Shawn Jordan, Executive Vice President & Chief Financial Officer or
Robin D. Brown, Executive Vice President & Chief Marketing Officer
(803) 951- 2265

First Community Corporation Announces Fourth Quarter and Year End 2024 Results and Cash Dividend

Lexington, SC – January 22, 2025

Highlights

•	Net income of $4.232 million for the fourth quarter of 2024 and $13.955 million for the year of 2024.
•	Diluted EPS of $0.55 per common share for the fourth quarter of 2024 and $1.81 per common share for the year of 2024.
•	Total deposits increased $164.9 million, or 10.9%, during the year of 2024 and $31.8 million or 1.9% during the fourth quarter of 2024, an annualized growth rate of 7.7%. Total deposit growth, excluding brokered CDs, was $202.6 million during the year of 2024, a 13.8% growth rate and $43.8 million during the fourth quarter of 2024, a 10.8% annualized growth rate.
•	Reduction in wholesale funding (Federal Home Loan Bank Borrowings and Brokered CDs) from $138.1 million as of December 31, 2023 to $10.4 million as of December 31, 2024.
•	Total loan growth of $86.5 million, or 7.6%, during the year of 2024 and $23.9 million, or 2.0%, during the fourth quarter of 2024, an annualized growth rate of 7.9%.
•	Key credit quality metrics continue to be excellent with 2024 net charge-offs of $65 thousand; net loan recoveries, excluding overdrafts, of $6 thousand; non-performing assets of 0.04%; and past due loans of 0.05% at year-end 2024.
•	Investment advisory revenue of $1.720 million for the fourth quarter of 2024 and $6.181 million for the year of 2024. Assets under management (AUM) were $926.0 million at December 31, 2024, up from $901.6 million at September 30, 2024 and $755.4 million at December 31, 2023.
•	Cash dividend of $0.15 per common share, the 92nd consecutive quarter of cash dividends paid to common shareholders.

Today, First Community Corporation (Nasdaq: FCCO), the holding company for First Community Bank, reported net income for the fourth quarter and year end of 2024. Net income for the fourth quarter of 2024 was $4.232 million and diluted earnings per common share were $0.55 compared to $3.297 million and $0.43 in the fourth quarter of 2023 and $3.861 million and $0.50 in the third quarter of 2024. For the year ended December 31, 2024, net income was $13.955 million compared to $11.843 million in 2023. Diluted earnings per common share were $1.81 for 2024 compared to $1.55 in 2023.

As previously reported, during the third quarter of 2023, the company sold $39.9 million of book value U.S. Treasuries in its available-for-sale portfolio and this sale created a one-time pre-tax loss of $1.2 million.

Cash Dividend and Capital

The Board of Directors has approved a cash dividend for the fourth quarter of 2024 of $0.15 per common share. This dividend is payable on February 18, 2025 to shareholders of record of the company’s common stock as of February 4, 2025. First Community Corporation President and CEO, Mike Crapps commented, “The entire board is pleased that our performance enables the company to continue our cash dividend uninterrupted for 92 consecutive quarters.”

The company has a share repurchase plan approved to utilize up to $7.1 million of capital to repurchase shares of its common stock, which represents approximately 4.9% of total shareholders’ equity as of December 31, 2024. This plan expires on May 13, 2025. Under the repurchase plan, the company may repurchase shares from time to time. No shares have been repurchased under this plan. Mr. Crapps noted, “This share repurchase plan, along with other measures taken, provides us optionality in managing capital going forward.”

Each of the regulatory capital ratios for the bank exceed the well capitalized minimum levels currently required by regulatory statute. At December 31, 2024, the bank’s regulatory capital ratios (Leverage, Tier I Risk Based and Total Risk Based) were 8.40%, 12.87%, and 13.94%, respectively. This compares to the same ratios as of December 31, 2023 of 8.45%, 12.53%, and 13.58%, respectively. As of December 31, 2024, the bank’s Common Equity Tier I ratio was 12.87% compared to 12.53% at December 31, 2023. Further, the company’s Tangible Common Equity to Tangible Assets (TCE) ratio was 6.66% as of December 31, 2024 compared to 6.65% at September 30, 2024 and 6.39% as of December 31, 2023.

Tangible Book Value (TBV) per share increased during the quarter to $16.93 per share as of December 31, 2024 as compared to $16.78 as of September 30, 2024 and $15.23 as of December 31, 2023.

Asset Quality

The company’s asset quality remains excellent. The non-performing assets (NPAs) were 0.04% of total assets at December 31, 2024 with $810 thousand in NPAs compared to 0.04% at September 30, 2024. The past due ratio for all loans was 0.05% at year-end 2024, down from 0.11% at September 30, 2024. During the fourth quarter of 2024, the bank experienced net recoveries of $30 thousand with overall net charge-offs for the year of 2024 of $65 thousand. Net loan recoveries excluding overdrafts were $49 thousand during the fourth quarter of 2024, with overall net loan recoveries excluding overdrafts for the year of 2024 of $6 thousand. The ratio of classified loans plus OREO stands at 1.06% of total bank regulatory risk-based capital as of December 31, 2024 compared to 1.15% on a linked quarter and 1.24% at the end of 2023.

As a community bank focused on local businesses, professionals, organizations, and individuals, the bank has no individual or industry concentrations. In order to provide additional clarity to our commercial real estate exposure, the information below includes only non-owner occupied loans. As of December 31, 2024:

Collateral	Outstanding	% of Loan Portfolio	Average Loan Size	Weighted Avg LTV of Top 10 Loans
Retail	$91,023,967	7.5%	$978,752	52%
Warehouse & Industrial	$76,994,204	6.3%	$793,755	59%
Office	$73,423,596	6.0%	$726,966	59%
Hotel	$60,443,080	5.0%	$3,555,475	57%

It is worth noting that in our office exposure noted above, there are only four loans where the collateral is an office building in excess of 50,000 square feet of rentable space. These four loans represent $13.4 million in loan outstandings and have a weighted average loan-to-value of 48%.

Balance Sheet

Total loans increased during the fourth quarter of 2024 by $23.9 million to $1.221 billion at December 31, 2024, compared to $1.197 billion at September 30, 2024, which is an annualized growth rate of 7.9%. For the year ended December 31, 2024, loan growth was $86.5 million which is a 7.6% annual growth rate. Commercial loan production was $33.0 million during the fourth quarter of 2024 and $138.4 million for the year of 2024 with advances of unfunded commercial construction loans of $23.2 million during the quarter and $94.5 million during the year. Loan payoffs and paydowns in 2024 were up approximately 30% compared to 2023; however, they were still the second lowest in the past six years. First Community Bank President and CEO Ted Nissen noted, “Loan growth was strong in 2024; a combination of loan production and advances of unfunded commercial loans available for draws even with the headwinds of higher payoffs and paydowns during the year.”

The yield on the loan portfolio was 5.65% in the fourth quarter of 2024 as compared to 5.73% in the prior quarter. This decrease reflects the timing and impact of the Federal Reserve rate decreases of a cumulative 100 basis points beginning in late September 2024. These rate decreases have an immediate impact on the floating rate portion of the loan portfolio and on the swap (discussed below). Excluding the swap, the yield on the loan portfolio was 5.51% in the fourth quarter of 2024 compared to 5.49% in the prior quarter. Over time, the pricing of new and renewed loans at rates higher than the average yield of the portfolio will counter the immediate impact described above.

At December 31, 2024, total deposits were $1.676 billion compared to $1.511 billion at December 31, 2023, an increase of $164.9 million, representing an annual growth rate of 10.9%. Total deposits increased $31.8 million during the fourth quarter to $1.676 billion at December 31, 2024 compared to $1.644 billion at September 30, 2024. Pure deposits, which are defined as total deposits less certificates of deposits, increased $26.0 million on a linked quarter basis to $1.376 billion at December 31, 2024, an annualized growth rate of 7.7%. Securities sold under agreements to repurchase, which are related to customer cash management accounts or business sweep accounts, were $103.1 million at December 31, 2024, an increase of $36.2 million on a linked quarter basis, a 215.0% annualized growth rate. The bank began issuing brokered certificates of deposit during the third quarter of 2023 to supplement its funding mix. Brokered CDs declined to $10.4 million as of December 31, 2024, compared to $22.4 million as of September 30, 2024, and $48.1 million as of December 31, 2023. Total deposits, excluding brokered deposits, were $1.665 billion at December 31, 2024 compared to $1.622 billion at September 30, 2024, which is an increase of $43.8 million for an annualized growth rate of 10.7%. Total deposit growth, excluding brokered CDs was $202.6 million for the year of 2024, a 13.8% annual growth rate. Costs of deposits decreased 12 basis points to 1.91% in the fourth quarter of 2024 compared to 2.03% in the third quarter of the year. Cost of funds decreased 16 basis points on a linked quarter basis to 2.05% in the fourth quarter of 2024 from 2.21% in the third quarter of the year. Non-interest bearing deposits increased by $21.3 million on a linked quarter basis to $462.7 million or 27.6% of total deposits and increased on an average basis for the quarter to $461.9 million from $445.3 million in the quarter ending September 30, 2024. Mr. Nissen commented, “A strength of our bank has been and continues to be the value of our deposit franchise. Of the $31.8 million in total deposit growth in the fourth quarter of 2024, $26.0 million of that was in pure deposits, which are more relationship based than the more price sensitive certificates of deposit. Further, during the quarter, we were able to reduce both cost of funds and cost of deposits due to this improved mix of deposit balances and the current interest rate environment.”

As of December 31, 2024, including brokered CDs, the bank had uninsured deposits of $542.9 million, or 32.4%, of total bank deposits. Of those uninsured deposits, $105.8 million, or 6.3%, of total bank deposits were deposits of states or political subdivisions in the U.S. which are secured or collateralized. Total uninsured deposits, excluding these deposits that are secured or collateralized, were $437.1 million, or 26.1%, of total deposits at December 31, 2024. The average balance of all customer deposit accounts as of December 31, 2024 was $24,434. The average balance for consumer accounts was $13,106 and for non-consumer accounts was $53,162. All of the above points to the granularity and the quality of the bank’s deposit franchise.

The bank has other short-term investments, primarily interest bearing cash at the Federal Reserve Bank, of $123.5 million at December 31, 2024 compared to $144.4 million at September 30, 2024. Further, the bank has additional sources of liquidity in the form of federal funds purchased lines of credit in the total amount of $77.5 million with three financial institutions and $10.0 million through the Federal Reserve Discount Window. There were no borrowings against these lines of credit as of December 31, 2024.

The bank also has substantial borrowing capacity at the Federal Home Loan Bank (FHLB) of Atlanta with an approved line of credit of up to 25% of assets. As of December 31, 2024, the bank had no FHLB advances. Therefore, having remaining credit availability under this facility in excess of $485.6 million, subject to collateral requirements.

Combined, the company has total remaining credit availability in excess of $573.1 million, subject to collateral requirements, as compared to uninsured deposits (excluding deposits secured or collateralized as noted above) of $437.1 million.

During the fourth quarter of 2024, FHLB Advances were reduced from $50.0 million to zero, including the pre-payment of $35.0 million in FHLB advances, resulting in a loss on early extinguishment of debt of $229 thousand.

The investment portfolio was $491.7 million at December 31, 2024 compared to $486.8 million at September 30, 2024. The yield declined to 3.40% during the fourth quarter of 2024 as compared to 3.53% in the third quarter of 2024. The effective duration of the total investment portfolio is 3.5 at December 31, 2024. Accumulated Other Comprehensive Loss (AOCL) was $25.5 million at December 31, 2024 compared to $23.2 million at September 30, 2024 due to an increase in market interest rates.

Revenue

Net Interest Income/Net Interest Margin

Net interest income for the year of 2024 increased 6.4% to $52.0 million compared to $48.9 million for the year of 2023. On a linked quarter basis, net interest income increased to $13.9 million in the fourth quarter of 2024 from $13.4 million in the third quarter of the year, an annualized increase of 13.2%. The net interest margin, on a taxable equivalent basis, was 3.00% for the fourth quarter of 2024 compared to 2.96% in the third quarter of 2024. This represents three consecutive quarters of net interest margin expansion with positive momentum entering the first quarter of 2025. The net interest margin, on a taxable equivalent basis, was 3.05% for the month of December 2024.

Effective May 5, 2023, the company entered into a pay-fixed/receive-floating interest rate swap (the “Pay-Fixed Swap Agreement”) for a notional amount of $150.0 million that was designated as a fair value hedge to hedge the risk of changes in the fair value of the fixed rate loans included in the closed loan portfolio. This fair value hedge converts the hedged loans from a fixed rate to a synthetic floating SOFR rate. The Pay-Fixed Swap Agreement will mature on May 5, 2026 and the company will pay a fixed coupon rate of 3.58% while receiving the overnight SOFR rate. This interest rate swap positively impacted interest on loans by $414 thousand during the fourth quarter of 2024 and $2.411 million for the year of 2024. Loan yields and net interest margin both benefitted with an increase of 14 basis points and nine basis points, respectively during the fourth quarter of 2024 and 21 basis points and 14 basis points, respectively, for the year of 2024.

Non-Interest Income

Total non-interest income was $3.608 million in the fourth quarter of 2024 compared to $3.570 million in the third quarter of the year and $2.931 million in the fourth quarter of 2023. Total non-interest income, for the year of 2024 was $14.004 million, compared to 2023 non-interest income of $10.421 million. Impacting non-interest income in the fourth quarter of 2024 was a loss on early extinguishment of debt in the amount of $229 thousand. Impacting non-interest income in 2023 was a $1.249 million loss on the sale of securities during the third quarter as discussed in prior earnings releases.

Total production in the mortgage line of business in the fourth quarter of 2024 was $41.88 million which was comprised of $24.04 million in secondary market loans, $7.92 million in adjustable rate mortgages (ARMs) and $9.92 million in construction loans. Fee revenue associated with the secondary market loans was $707 thousand in the fourth quarter of 2024 with a gain-on-sale margin of 2.94%. This compares to production in the third quarter of 2024 of $38.1 million which was comprised of $19.5 million in secondary market loans, $8.7 million in ARMs, and $9.9 million in construction loans. Fee revenue associated with the secondary market loans in the third quarter of 2024 was $571 thousand with a gain-on-sale margin of 2.92%. Production in the fourth quarter of 2023 was $38.6 million which was comprised of $14.3 million in secondary market loans, $10.0 million in ARMs, and $14.4 million in construction loans. Fee revenue associated with the secondary market loans was $372 thousand in the fourth quarter of 2023 with a gain-on-sale margin of 2.61%. Mr. Nissen noted, “While we are still experiencing the headwinds of a higher interest rate environment and low housing inventory, we are encouraged by recent trends.”

Revenue in the investment advisory line of business was $1.720 million in the fourth quarter of 2024 compared to $1.595 million in the third quarter of 2024 and $1.176 million in the fourth quarter of 2023. Total revenue in the investment advisory line of business in 2024 was $6.181 million compared to $4.511 million in 2023. AUM ended 2024 at $926.0 million compared to $901.6 million at September 30, 2024 and $755.4 million at year-end 2023.

Non-Interest Expense / Taxes

Total non-interest expense was $11.826 million in the fourth quarter of 2024, down $165 thousand from non-interest expense of $11.991 million in the third quarter of the year. There was a planned decrease in marketing and public relations expenses of $267 thousand in the fourth quarter of 2024 compared to the third quarter of the year related to fewer media placements in the last three months of the year. This decrease was partially offset by an increase of $89 thousand in Other expenses.

In the fourth quarter of 2024, the bank purchased a $500 thousand South Carolina state income tax credit in the amount of $432.5 thousand which resulted in a $67.5 thousand non-recurring benefit to income taxes in the quarter.

About First Community Corporation

First Community Corporation stock trades on The NASDAQ Capital Market under the symbol “FCCO” and is the holding company for First Community Bank, a local community bank based in the Midlands of South Carolina. First Community Bank is a full-service commercial bank offering deposit and loan products and services, residential mortgage lending and financial planning/investment advisory services for businesses and consumers. First Community serves customers in the Midlands, Aiken, Upstate and Piedmont Regions of South Carolina as well as Augusta, Georgia. For more information, visit www.firstcommunitysc.com.

FORWARD-LOOKING STATEMENTS

This news release and certain statements by our management may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, such as statements relating to future plans, goals, projections and expectations, and are thus prospective. Forward looking statements can be identified by words such as “anticipate”, “expects”, “intends”, “believes”, “may”, “likely”, “will”, “plans”, “positions”, “future”, “forward”, or other statements that indicate future periods. Such forward-looking statements are subject to risks, uncertainties, and other factors which could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. Such risks, uncertainties and other factors, include, among others, the following: (1) competitive pressures among depository and other financial institutions may increase significantly and have an effect on pricing, spending, third-party relationships and revenues; (2) the strength of the United States economy in general and the strength of the local economies in which we conduct operations may be different than expected; (3) the rate of delinquencies and amounts of charge-offs, the level of allowance for credit loss, the rates of loan growth, or adverse changes in asset quality in our loan portfolio, which may result in increased credit risk-related losses and expenses; (4) changes in legislation, regulation, policies or administrative practices, whether by judicial, governmental, or legislative action; (5) adverse conditions in the stock market, the public debt markets and other capital markets (including changes in interest rate conditions) could continue to have a negative impact on the company; (6) changes in interest rates, which have and may continue to affect our deposit and funding costs, net income, prepayment penalty income, mortgage banking income, and other future cash flows, or the market value of our assets, including our investment securities; (7) technology and cybersecurity risks, including potential business disruptions, reputational risks, and financial losses, associated with potential attacks on or failures by our computer systems and computer systems of our vendors and other third parties; (8) elevated inflation which causes adverse risk to the overall economy, and could indirectly pose challenges to our customers and to our business; (9) any increases in FDIC assessment which has increased, and may continue to increase, our cost of doing business; (10) the adverse effects of events beyond our control that may have a destabilizing effect on financial markets and the economy, such as epidemics and pandemics, war or terrorist activities, essential utility outages, deterioration in the global economy, instability in the credit markets, disruptions in our customers’ supply chains or disruption in transportation; and (11) risks, uncertainties and other factors disclosed in our most recent Annual Report on Form 10-K filed with the SEC, or in any of our Quarterly Reports on Form 10-Q or Current Reports on Form 8-K filed with the SEC since the end of the fiscal year covered by our most recently filed Annual Report on Form 10-K, which are available at the SEC’s Internet site (http://www.sec.gov).

Although we believe that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove to be inaccurate. We can give no assurance that the results contemplated in the forward-looking statements will be realized. The inclusion of this forward-looking information should not be construed as a representation by our company or any person that the future events, plans, or expectations contemplated by our company will be achieved. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise, except as required by law.

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FIRST COMMUNITY CORPORATION

BALANCE SHEET DATA

(Dollars in thousands, except per share data)

	As of
	December 31,	September 30,	June 30,	March 31,	December 31,
	2024	2024	2024	2024	2023

Total Assets	$1,958,021	$1,943,548	$1,884,844	$1,886,991	$1,827,688
Other Short-term Investments and CD’s1	123,455	144,354	86,172	122,778	66,787
Investment Securities
Investments Held-to-Maturity	209,436	212,243	213,706	215,260	217,200
Investments Available-for-Sale	279,582	269,553	269,918	274,349	282,226
Other Investments at Cost	2,679	5,054	5,029	5,504	6,800
Total Investment Securities	491,697	486,850	488,653	495,113	506,226
Loans Held-for-Sale	9,662	3,935	6,701	1,719	4,433
Loans	1,220,542	1,196,659	1,189,189	1,157,305	1,134,019
Allowance for Credit Losses - Investments	23	24	27	29	30
Allowance for Credit Losses - Loans	13,135	12,933	12,932	12,459	12,267
Allowance for Credit Losses - Unfunded Commitments	480	409	490	512	597
Goodwill	14,637	14,637	14,637	14,637	14,637
Other Intangibles	446	486	525	564	604
Total Deposits	1,675,901	1,644,064	1,604,528	1,578,067	1,511,001
Securities Sold Under Agreements to Repurchase	103,110	66,933	59,286	81,833	62,863
Federal Funds Purchased	—	3,656	—	—	—
Federal Home Loan Bank Advances	—	50,000	50,000	60,000	90,000
Junior Subordinated Debt	14,964	14,964	14,964	14,964	14,964
Accumulated Other Comprehensive Loss (AOCL)	(25,459)	(23,223)	(27,288)	(27,442)	(28,191)
Shareholders’ Equity	144,494	143,312	136,179	133,493	131,059

Book Value Per Common Share	$18.90	$18.76	$17.84	$17.50	$17.23
Tangible Book Value Per Common Share (non-GAAP)	$16.93	$16.78	$15.85	$15.51	$15.23
Equity to Assets	7.38%	7.37%	7.22%	7.07%	7.17%
Tangible Common Equity to Tangible Assets (TCE Ratio) (non-GAAP)	6.66%	6.65%	6.47%	6.32%	6.39%
Loan to Deposit Ratio (Includes Loans Held-for-Sale)	73.41%	73.03%	74.53%	73.45%	75.34%
Loan to Deposit Ratio (Excludes Loans Held-for-Sale)	72.83%	72.79%	74.11%	73.34%	75.05%
Allowance for Credit Losses - Loans/Loans	1.08%	1.08%	1.09%	1.08%	1.08%

Regulatory Capital Ratios (Bank):
Leverage Ratio	8.40%	8.39%	8.44%	8.35%	8.45%
Tier 1 Capital Ratio	12.87%	12.93%	12.56%	12.65%	12.53%
Total Capital Ratio	13.94%	14.00%	13.62%	13.71%	13.58%
Common Equity Tier 1 Capital Ratio	12.87%	12.93%	12.56%	12.65%	12.53%
Tier 1 Regulatory Capital	$164,397	$161,058	$158,080	$155,590	$153,859
Total Regulatory Capital	$178,034	$174,423	$171,529	$168,590	$166,752
Common Equity Tier 1 Capital	$164,397	$161,058	$158,080	$155,590	$153,859

[1]	Includes federal funds sold and interest-bearing deposits

FIRST COMMUNITY CORPORATION

BALANCE SHEET DATA

(Dollars in thousands, except per share data)

Average Balances:	Three months ended		Twelve months ended
	December 31,		December 31,
	2024	2023	2024	2023

Average Total Assets	$1,954,772	$1,809,653	$1,897,755	$1,746,977
Average Loans (Includes Loans Held-for-Sale)	1,211,880	1,121,383	1,185,024	1,048,118
Average Investment Securities	486,074	504,231	491,039	541,078
Average Short-term Investments and CDs[1]	147,817	69,199	110,907	42,915
Average Earning Assets	1,845,771	1,694,813	1,786,970	1,632,111
Average Deposits	1,661,782	1,498,773	1,593,832	1,430,935
Average Other Borrowings	129,165	168,994	146,956	177,264
Average Shareholders’ Equity	143,726	124,866	137,171	123,477

Asset Quality:	As of
	December 31,	September 30,	June 30,	March 31,	December 31,
	2024	2024	2024	2024	2023
Loan Risk Rating by Category (End of Period)
Special Mention	$921	$672	$673	$833	$331
Substandard	1,341	1,455	1,528	1,418	1,449
Doubtful	—	—	—	—	—
Pass	1,218,280	1,194,532	1,186,988	1,155,054	1,132,239
Total Loans	$1,220,542	$1,196,659	$1,189,189	$1,157,305	$1,134,019
Nonperforming Assets
Non-accrual Loans	$219	$119	$173	$56	$27
Other Real Estate Owned and Repossessed Assets	543	544	544	622	622
Accruing Loans Past Due 90 Days or More	48	211	—	157	215
Total Nonperforming Assets	$810	$874	$717	$835	$864

	Three months ended		Twelve months ended
	December 31,		December 31,
	2024	2023	2024	2023
Loans Charged-off	$12	$—	$97	$24
Overdrafts Charged-off	23	17	87	63
Loan Recoveries	(61)	(15)	(103)	(79)
Overdraft Recoveries	(4)	(3)	(16)	(14)
Net Charge-offs (Recoveries)	$(30)	$(1)	$65	$(6)
Net Charge-offs / (Recoveries) to Average Loans[2]	(0.01%)	(0.00%)	0.01%	(0.00%)

[1]	Includes federal funds sold and interest-bearing deposits
[2]	Annualized

FIRST COMMUNITY CORPORATION

INCOME STATEMENT DATA

(Dollars in thousands, except per share data)

	Three months ended		Three months ended		Three months ended		Three months ended		Twelve months ended
	December 31,		September 30,		June 30,		March 31,		December 31,
	2024	2023	2024	2023	2024	2023	2024	2023	2024	2023

Interest income	$23,074	$20,576	$23,161	$18,734	$21,931	$17,497	$21,256	$15,890	$89,422	$72,697
Interest expense	9,217	8,281	9,749	6,631	9,237	5,360	9,179	3,533	37,382	23,805
Net interest income	13,857	12,295	13,412	12,103	12,694	12,137	12,077	12,357	52,040	48,892
Provision for (release of) credit losses	242	399	(16)	474	454	186	129	70	809	1,129
Net interest income after provision for (release of) credit losses	13,615	11,896	13,428	11,629	12,240	11,951	11,948	12,287	51,231	47,763
Non-interest income
Deposit service charges	230	271	228	240	235	220	259	232	952	963
Mortgage banking income	709	372	575	508	659	371	425	155	2,368	1,406
Investment advisory fees and non-deposit commissions	1,720	1,176	1,595	1,187	1,508	1,081	1,358	1,067	6,181	4,511
Loss on sale of securities	—	—	—	(1,249)	—	—	—	—	—	(1,249)
Gain on sale of other assets	—	—	5	46	—	105	—	—	5	151
Loss on early extinguishment of debt	(229)	—	—	—	—	—	—	—	(229)	—
Other non-recurring income	—	—	—	—	95	121	—	—	95	121
Other	1,178	1,112	1,167	1,132	1,145	1,153	1,142	1,121	4,632	4,518
Total non-interest income	3,608	2,931	3,570	1,864	3,642	3,051	3,184	2,575	14,004	10,421
Non-interest expense
Salaries and employee benefits	7,437	6,412	7,422	6,613	7,303	6,508	7,101	6,331	29,263	25,864
Occupancy	773	738	793	776	738	813	790	830	3,094	3,157
Equipment	413	437	391	416	317	377	330	336	1,451	1,566
Marketing and public relations	210	171	477	609	258	370	566	346	1,511	1,496
FDIC assessment	307	290	290	211	302	221	278	182	1,177	904
Other real estate (income) expenses	(10)	30	11	21	90	(30)	12	(133)	103	(112)
Amortization of intangibles	40	40	40	39	39	40	39	39	158	158
Other	2,656	2,562	2,567	2,588	2,796	2,456	2,689	2,505	10,708	10,111
Total non-interest expense	11,826	10,680	11,991	11,273	11,843	10,755	11,805	10,436	47,465	43,144
Income before taxes	5,397	4,147	5,007	2,220	4,039	4,247	3,327	4,426	17,770	15,040
Income tax expense	1,165	850	1,146	464	774	920	730	963	3,815	3,197
Net income	$4,232	$3,297	$3,861	$1,756	$3,265	$3,327	$2,597	$3,463	$13,955	$11,843

Per share data
Net income, basic	$0.55	$0.43	$0.51	$0.23	$0.43	$0.44	$0.34	$0.46	$1.83	$1.56
Net income, diluted	$0.55	$0.43	$0.50	$0.23	$0.42	$0.43	$0.34	$0.45	$1.81	$1.55

Average number of shares outstanding - basic	7,628,421	7,579,513	7,623,260	7,571,994	7,617,266	7,564,928	7,600,450	7,555,080	7,616,502	7,567,819
Average number of shares outstanding - diluted	7,738,048	7,658,610	7,722,276	7,654,962	7,695,476	7,654,817	7,679,771	7,644,440	7,702,343	7,646,874
Shares outstanding period end	7,644,424	7,606,172	7,640,648	7,600,023	7,635,145	7,593,759	7,629,005	7,587,763	7,644,424	7,606,172

Return on average assets	0.86%	0.72%	0.80%	0.40%	0.71%	0.77%	0.56%	0.83%	0.74%	0.68%
Return on average common equity	11.71%	10.48%	11.04%	5.57%	9.82%	10.75%	7.91%	11.70%	10.17%	9.59%
Return on average tangible common equity (non-GAAP)	13.09%	11.93%	12.39%	6.35%	11.08%	12.26%	8.95%	13.42%	11.44%	10.95%
Net interest margin (non taxable equivalent)	2.99%	2.88%	2.95%	2.95%	2.92%	3.00%	2.78%	3.17%	2.91%	3.00%
Net interest margin (taxable equivalent)	3.00%	2.89%	2.96%	2.96%	2.93%	3.02%	2.79%	3.19%	2.92%	3.01%
Efficiency ratio[1]	66.67%	69.92%	70.48%	74.01%	72.75%	71.52%	77.15%	69.43%	71.56%	71.23%

[1]	Calculated by dividing non-interest expense by net interest income on tax equivalent basis and non interest income, excluding loss on sale of securities, gain on sale of other assets, loss on early extinguishment of debt, and other non-recurring noninterest income.

FIRST COMMUNITY CORPORATION

Yields on Average Earning Assets and

Rates on Average Interest-Bearing Liabilities

	Three months ended December 31, 2024			Three months ended December 31, 2023
	Average	Interest	Yield/	Average	Interest	Yield/
	Balance	Earned/Paid	Rate	Balance	Earned/Paid	Rate
Assets
Earning assets
Loans	$1,211,880	$17,201	5.65%	$1,121,383	$15,040	5.32%
Non-taxable securities	48,170	350	2.89%	50,063	363	2.88%
Taxable securities	437,904	3,805	3.46%	454,168	4,201	3.67%
Int bearing deposits in other banks	147,668	1,716	4.62%	69,101	971	5.57%
Fed funds sold	149	2	5.34%	98	1	4.05%
Total earning assets	1,845,771	23,074	4.97%	1,694,813	20,576	4.82%
Cash and due from banks	24,282			23,848
Premises and equipment	30,044			30,813
Goodwill and other intangibles	15,102			15,260
Other assets	52,612			56,968
Allowance for credit losses - investments	(24)			(32)
Allowance for credit losses - loans	(13,015)			(12,017)
Total assets	$1,954,772			$1,809,653

Liabilities
Interest-bearing liabilities
Interest-bearing transaction accounts	$328,330	$965	1.17%	$297,972	$645	0.86%
Money market accounts	437,872	3,497	3.18%	397,258	3,297	3.29%
Savings deposits	109,992	89	0.32%	119,602	114	0.38%
Time deposits	323,690	3,412	4.19%	241,795	2,345	3.85%
Fed funds purchased	—	—	NA	—	—	NA
Securities sold under agreements to repurchase	83,929	572	2.71%	70,008	492	2.79%
FHLB Advances	30,272	392	5.15%	84,022	1,074	5.07%
Other long-term debt	14,964	290	7.71%	14,964	314	8.33%
Total interest-bearing liabilities	1,329,049	9,217	2.76%	1,225,621	8,281	2.68%
Demand deposits	461,898			442,146
Allowance for credit losses - unfunded commitments	410			643
Other liabilities	19,689			16,377
Shareholders’ equity	143,726			124,866
Total liabilities and shareholders’ equity	$1,954,772			$1,809,653

Cost of deposits, including demand deposits			1.91%			1.69%
Cost of funds, including demand deposits			2.05%			1.97%
Net interest spread			2.21%			2.14%
Net interest income/margin		$13,857	2.99%		$12,295	2.88%
Net interest income/margin (tax equivalent)		$13,900	3.00%		$12,343	2.89%

FIRST COMMUNITY CORPORATION

Yields on Average Earning Assets and

Rates on Average Interest-Bearing Liabilities

	Twelve months ended December 31, 2024			Twelve months ended December 31, 2023
	Average	Interest	Yield/	Average	Interest	Yield/
	Balance	Earned/Paid	Rate	Balance	Earned/Paid	Rate
Assets
Earning assets
Loans	$1,185,024	$66,431	5.61%	$1,048,118	$52,317	4.99%
Non-taxable securities	48,761	1,420	2.91%	50,726	1,471	2.90%
Taxable securities	442,278	16,084	3.64%	490,352	16,715	3.41%
Int bearing deposits in other banks	110,844	5,484	4.95%	42,859	2,191	5.11%
Fed funds sold	63	3	4.76%	56	3	5.36%
Total earning assets	1,786,970	89,422	5.00%	1,632,111	72,697	4.45%
Cash and due from banks	24,126			25,278
Premises and equipment	30,313			31,145
Goodwill and other intangibles	15,161			15,319
Other assets	53,948			54,840
Allowance for credit losses - investments	(27)			(39)
Allowance for credit losses - loans	(12,736)			(11,677)
Total assets	$1,897,755			$1,746,977

Liabilities
Interest-bearing liabilities
Interest-bearing transaction accounts	$311,101	$3,451	1.11%	$307,415	$1,760	0.57%
Money market accounts	417,178	13,824	3.31%	361,994	9,721	2.69%
Savings deposits	112,473	430	0.38%	133,010	307	0.23%
Time deposits	309,509	13,468	4.35%	178,339	4,775	2.68%
Fed funds purchased	12	1	8.33%	1,100	52	4.73%
Securities sold under agreements to repurchase	77,158	2,183	2.83%	74,586	1,658	2.22%
FHLB Advances	54,822	2,808	5.12%	86,614	4,345	5.02%
Other long-term debt	14,964	1,217	8.13%	14,964	1,187	7.93%
Total interest-bearing liabilities	1,297,217	37,382	2.88%	1,158,022	23,805	2.06%
Demand deposits	443,571			450,177
Allowance for credit losses - unfunded commitments	501			464
Other liabilities	19,295			14,837
Shareholders’ equity	137,171			123,477
Total liabilities and shareholders’ equity	$1,897,755			$1,746,977

Cost of deposits, including demand deposits			1.96%			1.16%
Cost of funds, including demand deposits			2.15%			1.48%
Net interest spread			2.12%			2.39%
Net interest income/margin		$52,040	2.91%		$48,892	3.00%
Net interest income/margin (tax equivalent)		$52,198	2.92%		$49,176	3.01%

The tables below provide a reconciliation of non-GAAP measures to GAAP for the periods indicated:

	December 31,	September 30,	June 30,	March 31,	December 31,
Tangible book value per common share	2024	2024	2024	2024	2023
Tangible common equity per common share (non-GAAP)	$16.93	$16.78	$15.85	$15.51	$15.23
Effect to adjust for intangible assets	1.97	1.98	1.99	1.99	2.00
Book value per common share (GAAP)	$18.90	$18.76	$17.84	$17.50	$17.23
Tangible common shareholders’ equity to tangible assets
Tangible common equity to tangible assets (non-GAAP)	6.66%	6.65%	6.47%	6.32%	6.39%
Effect to adjust for intangible assets	0.72%	0.72%	0.75%	0.75%	0.78%
Common equity to assets (GAAP)	7.38%	7.37%	7.22%	7.07%	7.17%

Return on average tangible common equity	Three months ended December 31,		Three months ended September 30,		Three months ended June 30,		Three months ended March 31,		Twelve months ended December 31,
	2024	2023	2024	2023	2024	2023	2024	2023	2024	2023
Return on average tangible common equity (non-GAAP)	13.09%	11.93%	12.39%	6.35%	11.08%	12.26%	8.95%	13.42%	11.44%	10.95%
Effect to adjust for intangible assets	(1.38)%	(1.45)%	(1.35)%	(0.78)%	(1.26)%	(1.51)%	(1.04)%	(1.72)%	(1.27)%	(1.36)%
Return on average common equity (GAAP)	11.71%	10.48%	11.04%	5.57%	9.82%	10.75%	7.91%	11.70%	10.17%	9.59%

	Three months ended			Twelve months ended
	December 31,	September 30,	December 31,	December 31,
Pre-tax, pre-provision earnings	2024	2024	2023	2024	2023
Pre-tax, pre-provision earnings (non-GAAP)	$5,639	$4,991	$4,546	$18,579	$16,169
Effect to adjust for pre-tax, pre-provision earnings	(1,407)	(1,130)	(1,249)	(4,624)	(4,326)
Net Income (GAAP)	$4,232	$3,861	$3,297	$13,955	$11,843

Certain financial information presented above is determined by methods other than in accordance with generally accepted accounting principles (“GAAP”). These non-GAAP financial measures include “Tangible book value per common share,” “Tangible common shareholders’ equity to tangible assets,” “Return on average tangible common equity,” and “Pre-tax, pre-provision earnings.”

•	“Tangible book value per common share” is defined as total equity reduced by recorded intangible assets divided by total common shares outstanding.
•	“Tangible common shareholders’ equity to tangible assets” is defined as total common equity reduced by recorded intangible assets divided by total assets reduced by recorded intangible assets.
•	“Return on average tangible common equity” is defined as net income on an annualized basis divided by average total equity reduced by average recorded intangible assets.
•	“Pre-tax, pre-provision earnings” is defined as net interest income plus non-interest income, reduced by non-interest expense.

Our management believes that these non-GAAP measures are useful because they enhance the ability of investors and management to evaluate and compare our operating results from period-to-period in a meaningful manner. Non-GAAP measures have limitations as analytical tools, and investors should not consider them in isolation or as a substitute for analysis of the company’s results as reported under GAAP.